[RYDER SCOTT COMPANY LETTERHEAD]

Exhibit No. 23.5

Consent of Ryder Scott Company, L.P.

As independent oil and gas consultants, Ryder Scott Company, L.P. hereby consents to the incorporation by reference in this Registration Statement, Amendment No. 1 on Form S-3, to be filed with the Securities and Exchange Commission on or about March 10, 2004, of information from our reserve reports for Plains Exploration and Production Company and subsidiaries as of December 31, 2003, December 31, 2002, and December 31, 2001, and for 3TEC Energy Corporation as of December 31, 2002 and December 31, 2001. We further consent to references to our firm under the headings “Experts.”

/s/ RYDER SCOTT COMPANY, L.P.

RYDER SCOTT COMPANY, L.P.

Houston, Texas

March 18, 2004